UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14A-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
Yahoo! Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed

Yahoo! Presentation to Stockholders June 2008

Legal Notice The matters discussed in this presentation contain forward-looking statements that involve risks and uncertainties concerning Yahoo!'s projected financial performance as well as Yahoo!'s strategic and operational plans. Actual results may differ materially from those projected due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the expected benefits of the commercial agreement with Google may not be realized, including as a result of actions taken by United States or foreign regulatory authorities and the response or acceptance of the agreement by publishers, advertisers, users, and employees; the implementation and results of Yahoo!'s ongoing strategic initiatives; the impact of organizational changes; Yahoo!'s ability to compete with new or existing competitors; reduction in spending by, or loss of, marketing services customers; the demand by customers for Yahoo!'s premium services; acceptance by users of new products and services; risks related to joint ventures and the integration of acquisitions; risks related to Yahoo!'s international operations; failure to manage growth and diversification; adverse results in litigation, including intellectual property infringement claims; Yahoo!'s ability to protect its intellectual property and the value of its brands; dependence on key personnel; dependence on third parties for technology, services, content, and distribution; general economic conditions and changes in economic conditions; potential continuing uncertainty arising in connection with the withdrawal of Microsoft's unsolicited proposal to acquire Yahoo! and the announced intention by a stockholder to seek control of our Board of Directors; the possibility that Microsoft or another person may in the future make another proposal, or take other actions which may create uncertainty for our employees, publishers, advertisers, and other business partners; and the possibility of significant costs of defense, indemnification, and liability resulting from stockholder litigation relating to the Microsoft proposal. More information about potential factors that could affect Yahoo!'s business and financial results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Yahoo!'s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as amended, and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which are on file with the Securities and Exchange Commission ("SEC") and available at the SEC's website at www.sec.gov. All information in this presentation is as of June 30, 2008, unless otherwise noted, and Yahoo! does not intend, and undertakes no duty, to update or otherwise revise the information contained in this presentation. Throughout this presentation we have rounded numbers as appropriate.

Yahoo!'s Unique Value Proposition Yahoo! is a leading global Internet brand with large valuable audiences, talented people, and leading monetization platforms with substantial scale Yahoo! has leading positions in both search and display Yahoo! is one of the top two global online advertising companies and is exceptionally well-positioned to benefit from the emerging convergence of search and display One-of-a-kind combination of assets: Trusted consumer relationships with over 500 million users, yielding valuable insights #1 or #2 ranking online properties in major categories Strategic Asian positions Valuable mobile and emerging market franchises Unique global brand, leading advertising platform, huge audience scale, and talented people

Why We Are Here We ask for your support of our current Board of Directors Our current Board and management team have consistently focused on and will continue to focus on maximizing stockholder value Proactively engaged in multiple discussions with Microsoft At all times, publicly and privately expressed openness to a transaction Provided our stockholders with greater transparency into our strategic plan and how we plan to grow the business in the coming few years Negotiated and signed an agreement with Google to accelerate our strategic plan Our Board has the knowledge, experience, and commitment to maximize stockholder value

Conducting A Deliberate And Thorough Process

Setting the Record Straight - Process to Date Board rejected Microsoft's unsolicited offer for $31 per share based on its determination, with the advice of our financial advisors, that the offer substantially undervalued Yahoo! Board aggressively and expeditiously explored other alternatives to maximize stockholder value Extensive interaction and negotiations with all interested parties Board and management team met with investors to share their view on our strategic plan and opportunities for Yahoo! Large stockholders urged Board to negotiate for higher price from Microsoft Board made it clear through statements and actions that Yahoo! Board and management were open to a transaction Board and management proactively engaged in discussions with Microsoft Engaged on regulatory issues with Microsoft Provided non-price deal terms proposal and valuation guidance Certainty of value and certainty of closing were key issues Proposed $31 per share offer reached as low as $28(1) during period of discussions Continued to engage even after Microsoft threatened to lower price and after Microsoft proposal was withdrawn On May 17 and June 8 - before entering into Google agreement - Board members and management explicitly asked Microsoft if it was interested in full company acquisition Microsoft unequivocally stated that it had no intention of making a full company acquisition and clarified on June 8 that it would not do so even at the price range it had previously suggested Microsoft proposed last minute "hybrid" search-only structure, which does not benefit Yahoo! financially or strategically and is based on flawed assumptions Board consistently engaged with Microsoft (1) Represents value of offer taking into account fluctuating value of Microsoft stock component from the close of business on the date of proposal through withdrawal date.

Microsoft Unresponsive and Inconsistent Microsoft was unresponsive to multiple requests No response to regulatory information requests No response to non-price terms, including value protection for stock component and regulatory issues No revised price indication until several months into the process, days before withdrawing Microsoft's actions and statements were inconsistent Publicly announced an unsolicited offer Threatened withdrawal Threatened to lower price Threatened proxy fight Only orally indicated possible increase in price after several months of discussions Initially stated "a few" more dollars, then "a couple" more dollars per share Withdrew offer within days of suggesting there "could be" an increase in price Ultimately proposed search-only "hybrid" transaction The record casts doubt on whether Microsoft was ever committed to a whole company acquisition

Timeline of Interaction with Microsoft

Date	Key Events
1/31	• **Microsoft makes unsolicited proposal to acquire Yahoo! at $31 per share (1)**
2/11	• Yahoo! responds publicly that Microsoft proposal substantially undervalues Yahoo!
2/20-2/28	• Yahoo! Board members meet with investors
2/26	• Yahoo! and Microsoft General Counsels meet to discuss transaction
3/10	• Microsoft and Yahoo! meet to discuss transaction
3/18	• Yahoo! posts investor presentation; management begins meetings with investors to discuss strategic plan
3/2	• Yahoo! and Microsoft representatives, economists, and attorneys meet to discuss regulatory issues
3/28	• Yahoo! delivers request for additional information and data relating to regulatory issues
4/1	• Microsoft and Yahoo! meet to discuss integration issues
4/5	• **Microsoft threatens proxy fight and to lower price; sets 3-week deadline for concluding an agreement on its terms**
4/7	• Yahoo! publicly reiterates openness to any deal that maximizes stockholder value
4/9	• Yahoo! announces Google test
4/15	• Yahoo! and Microsoft, together with their respective financial advisors, meet to discuss possible transaction; Yahoo! provides non-price terms proposal to Microsoft
4/26	• Microsoft's 3-week deadline expires without Microsoft action; Yahoo! sends private letter to Microsoft stating: open to transaction but not at $31
4/30-5/2	• Yahoo! and Microsoft meet several times to discuss Microsoft proposal to purchase Yahoo! search business. Microsoft indicates possible increase in price for full acquisition
5/2	• Microsoft orally states that it is willing to pay $33 per share; Microsoft representative tells Yahoo! representative not to come back at $38
5/3	• **Yahoo! and Microsoft meet to discuss price; Yahoo! proposes $37 per share; Microsoft withdraws proposal within hours after meeting**
5/17	• Independent Board members and management meet with Microsoft; Microsoft confirms that it is not interested in a whole company acquisition
5/18	• Microsoft issues statement raising "hybrid" transaction
5/24	• Yahoo! and Microsoft CEOs meet to discuss "hybrid" transaction
5/29	• **Microsoft submits proposal for "hybrid" deal**
6/8	• Independent Board members and management meet with Microsoft; Microsoft confirms that it is not interested in a whole company acquisition even at prior price range
6/12	• Yahoo! announces commercial agreement with Google
6/12	• **Microsoft publicly reiterates that it is not interested in a full acquisition but that it is open to "hybrid" deal**

(1) The nominal $31 per share price reached a value as low as $28 per share taking into account the fluctuating value of the Microsoft stock component from the close of business on the date of proposal through withdrawal date.

- 8 -

Microsoft's "Hybrid" Deal - A Bad Choice for Yahoo! Stockholders Microsoft Proposed "Hybrid" Deal Terms Considerations $1 billion cash payment for Yahoo!'s search assets Microsoft only provides $1 billion of upfront proceeds Upfront payment will be taxable to Yahoo! Would require a complex separation of search assets from remainder of Yahoo!'s business Yahoo! would be left without any search assets Inconsistent with Yahoo! view of convergence of search and display Not owning search assets (including algorithmic search) would jeopardize the Yahoo! user experience and make it difficult for Yahoo! to maintain search and display volume Microsoft and Yahoo! would enter into a 10 year, exclusive search partnership, and Microsoft would pay Yahoo! a TAC of 70% of paid search net revenue received by Microsoft for traffic delivered by Yahoo! Yahoo! would be dependent on Microsoft monetization to receive its share of search revenues received by Microsoft Microsoft's search monetization has not been competitive with Google 70% TAC rate is low No protection for Yahoo! at end of 10 year period Yahoo! would achieve costs savings in the range of $800 million to $1.5 billion per year through a sale of Yahoo!'s Search assets Microsoft's view of potential cost savings is unrealistic Yahoo! believes that not more than $750 million of costs savings are achievable from a sale of Yahoo!'s search assets Search partnership would result in higher operating income for Yahoo! Yahoo! believes there would be no meaningful change in Yahoo!'s OCF or profitability resulting from the search partnership The estimated $750 million of annual cost savings which Yahoo! could achieve from a sale of its search assets is roughly equivalent to the 30% of search revenue which Yahoo! would share with Microsoft in the search partnership (due to the 70% TAC rate) Microsoft's view of higher operating income for Yahoo! is driven by its view that Yahoo! would achieve higher costs savings in the range of $800 million to $1.5 billion per year, which Yahoo! does not believe is realistic

Microsoft's "Hybrid" Deal - A Bad Choice for Yahoo! Stockholders (Cont'd) Proposed "hybrid" deal with Microsoft did not make sense for Yahoo! either financially or strategically Microsoft would guarantee Yahoo! for a period of 3 years a "price per click" (PPC) by geography equal to 125% of the current PPC Yahoo! receives Guarantee only for 3 years - no price protection for the remaining 7 years of the search partnership or beyond The transaction would make Yahoo! dependent on Microsoft's search monetization performance after year 3, which has not been competitive with Google Guarantee is below Yahoo!'s own expectations for search yield in years 2 and 3 Guarantee only guarantees price and is dependent on Yahoo! providing search volume - leaves search share risk to Yahoo! without control of its own search assets The guarantee is a PPC guarantee and not a "revenue per search" (RPS) guarantee - Yahoo! bears the risk of coverage and is dependent on Microsoft's ability to build and maintain the marketplace $8 billion preferred equity investment at $35 per share Microsoft proposal included a veto over any change of control of Yahoo!, which could have impeded or prevented a future control premium for Yahoo! stockholders The proposal should create value for Yahoo! stockholders in excess of $33 per share (1) Microsoft's proposal would not provide value in excess of $33 per share as claimed in its June 12 press release and Kevin Johnson letter of June 13 Overall value provided would be substantially lower Without the unrealistic cost savings which Microsoft thought could be achieved, Yahoo! believes there would be no meaningful increase in Yahoo!'s OCF and the only benefit provided to Yahoo! would be a sale of 229 million Yahoo! preferred shares at $35 per share In addition, Yahoo! believes a display-only company with an audience-only business would be less attractive to investors and there is risk that Yahoo! could trade at a lower multiple Given that most of the value created for Yahoo! stockholders will be through continued ownership of Yahoo! shares, a reduction in Yahoo!'s trading multiple would significantly reduce the total value created for Yahoo! stockholders Microsoft Proposed "Hybrid" Deal Terms Considerations (1) When Microsoft initially made the proposal, Microsoft claimed the proposal would create value in excess of $35 per share.

Summary of Google Agreement Non-exclusive agreement in the U.S. and Canada Yahoo! is free to display paid search results from Google, other third parties and its own Panama search advertising platform Continues to provide advertisers and publishers with multiple marketplace options The hallmark of the agreement is its flexibility Provides Yahoo! ability to optimize search monetization using Google, Panama or other providers Yahoo! will select the search term queries for which - and the pages on which - Yahoo! may offer Google paid search results Yahoo! will define its users' experience and will determine the number and placement of the results provided by Google and the mix of paid results provided by Panama, Google or other providers Term: 4-year initial term; Yahoo! has right to renew for two additional 3-year terms Yahoo! gets paid a percentage of revenues from whatever Google ads it shows on Yahoo! pages

Google Agreement Enhances Yahoo!'s Strategic Plan Google agreement puts Yahoo! on faster track to creating stockholder value (1) Operating cash flow (operating income before depreciation, amortization of intangible assets, and stock-based compensation expense, or OCF) is a non-GAAP financial measure. The most comparable GAAP estimate is operating income. In this case, the estimate of operating income is the same as the estimated operating cash flow, as the Company does not expect to incur any additional depreciation and amortization or stock-based compensation expense related to the agreement. Incremental OCF will enable Yahoo! to broaden its scope of investments and initiatives. Strengthens Yahoo!'s competitive position in the convergence of search and display advertising Provides attractive economics, enhancing Yahoo!'s ability to deliver on its strategic plan Expected to generate an estimated $250-$450 million in incremental operating cash flow (1) in the first 12 months following implementation We anticipate continuing to close the monetization gap utilizing a combination of this agreement and our Panama platform Enables Yahoo! to capitalize on the high growth opportunities in online advertising where it is best positioned to successfully compete and create more value Enables Yahoo! to broaden its scope of investments and initiatives Does not preclude a change of control transaction with Microsoft or any other party

A Typical Yahoo! Search Page Today Yahoo! performs all of its own algorithmic and sponsored search Yahoo!'s sponsored search listings Yahoo!'s Algorithmic Search Listings For illustrative purposes only

Possible Yahoo! Search Page Under the Agreement Yahoo! performs its own algorithmic and sponsored search, but fills in some sponsored search ads from Google For illustrative purposes only

Google Agreement is Superior to "Hybrid" Deal Proposed by Microsoft Microsoft Google Retain Search Monetization Assets ? Full flexibility to compete and innovate in search business ? No option to re-enter search Control Algorithmic Search ? Ability to control user experience and query volume ? No ability to control user experience associated with Yahoo! brand Increased Customer and Advertiser Choice ? Yahoo! search retains separate search marketplace ? Loss of separate Yahoo! search marketplace Ability to Improve Search Yield ? Benefits of Google monetization in weaker categories Testing provided evidence of financial benefits ? Guarantee of only PPC and only for 3 years Yield would be less than in Google agreement, even with guarantee Increase Operating Cash Flow at Yahoo! ? Meaningful OCF growth opportunity given revenue upside ? Reduced costs offset by revenue share to Microsoft No meaningful OCF increase Does Not Limit Future Strategic Transaction ? Agreement can be terminated by either party on a change of control or a sale of Yahoo!'s search business ? Veto rights limit Yahoo! strategic and financial flexibility Upfront Cash Infusion ? No upfront payment ? $1 billion payment for search (pre-tax) and $8 billion cash investment in Yahoo!

Business Execution

Yahoo! Unique Assets Engaged audience with 37 billion total minutes in time spent per month, most visited site with 3.7 billion visits per month (average of 26 visits per user) Key starting points: Homepage, My Yahoo!, Mail are #1 and Search is #2 in each of their respective categories Key content properties: Yahoo! News, Sports, Finance are #1 in each of their respective categories Unique assets continue to make us a "Must Buy" for advertisers - #1 U.S. ad network by page views, #2 by reach Source: Audience engagement, visits, and market positions of Yahoo! properties from comScore MediaMetrix, May 2008. Market position based on total audience reach. Panama AMP! from Yahoo! MUST BUY STARTING POINTS

We Continue to Execute The flexibility to choose between Panama and Google expected to help close search monetization gap Acquisitions of Right Media, BlueLithium, Zimbra, and Maven Networks helping to advance core "Starting Points" and "Must Buy" strategies Winning new business partners and expanding existing relationships WPP, Wal-Mart, CBS, Havas Digital, CNET, newspaper publisher consortium (770+ newspapers), MLB.com, Publicis Groupe Launch of AMP! from Yahoo! beginning in Q3 expected to enhance competitive position Creation of simple and automated web-based platform for advertisers to place ads across many publishers

We Are Organized to Support Our Core Strategies Recently announced organizational changes are next logical step in evolution of Yahoo!'s corporate structure Aimed at improving products, technologies, alignment, and execution Centralized management of key audience properties (Home Page, My Yahoo!, Search, Mail, and others) to enhance global product release capabilities Reinforced P&L accountability for U.S. region with responsibility for consumer, advertiser, and publisher products Prioritized technology objectives, including cloud computing, search, data and insights, and corporate systems Changes directly support key strategic objectives Aligns Yahoo! for convergence in search and display Positions Yahoo! to better leverage our global scale, huge audience, technology platforms, consumer insights, and data analytics Enables Yahoo! audience products to deliver on open and social experiences Deliberately planned and modeled on the success of the marketing products organization Elevates and expands roles of key Yahoo! talent while streamlining structures and distributing decision-making

We Remain Focused on Our Long-Term Strategy VOLUME - Starting Points YIELD - Must Buy SEARCH DISPLAY / VIDEO GO 3.0 Next-Gen Semantic Search Core Relevance HOMEPAGE Google served ads (fraction backfilled) GOOGLE AGREEMENT Deliver Planned RPS Gains Accelerate Re-Investment Supporting Growth Strategy Google agreement accelerates RPS gains and optimizes search performance while providing opportunity for additional investment to support Yahoo!'s growth strategy AMP! from Yahoo!

Capitalizing on Display Leadership Yahoo!'s unique strength in display positions us to take advantage of the convergence of the search and display Internet advertising marketplaces Source: IDC U.S. Internet Advertising Forecast, May 2008. Display spending defined as display, classified, rich media, video, sponsorship, email, and audio. '07 - '10E CAGR 17% Domestic Display Spending ($bn) Yahoo! is the Leader in Display Advertising Large, loyal, and engaged user base Premium destination for advertisers Continued investment and innovation SmartAds AMP! from Yahoo! Large and growing network of partners AT&T, Comcast, eBay, Newspapers, and leading online vertical properties Unified display and search salesforce working with leading online advertisers 2006A 2007A 2008E 2009E 2010E IDC 10.3 12.6 14.7 18 20.17

Strong Position in Growing Asian Markets

UNIQUE POSITIONING FOR YAHOO!

- **#1** Y! Japan Homepage, Mail, Search, and Auctions in Japan(1)
- **#1** Alibaba.com B2B marketplace in China(2)
- **#1** TaoBao consumer online marketplace in China(3)
- **#1** AliPay online payments in China(4)
- **#1** Gmarket consumer online marketplace in Korea(5)

(1) ComScore MediaMetrix, May 2008.
(2) eMarketer, Inc., May 6, 2008.
(3) eMarketer, Inc., December 7, 2007.
(4) eMarketer, Inc., January 2008.
(5) Gmarket investor website: http://global.gmarket.co.kr/

PUBLICLY TRADED INVESTMENTS

Investment	Stake	Mkt. Value (6)	Per Share
Yahoo! Japan	33%	$7.9 billion	$5.67
Alibaba.com	30%(7)	$2.1 billion	$1.53
Gmarket	10%	$100 million	$0.07
Total		**$10.1 billion**	**$7.27**

PRIVATE COMPANY INVESTMENTS

Investment	Stake	Mkt. Value	Per Share
Alibaba Group(8)	41%	N/A	N/A

支付宝 Alipay.com 因为信任 所以简单

淘宝网 Taobao.com 阿里巴巴旗下网站

(6) Market value as of 6/27/08.
(7) Includes 1% direct interest and 29% indirect interest owned through 41% stake in Alibaba Group.
(8) Alibaba Group includes Alipay.com, Taobao.com, and a ~70% interest in Alibaba.com, as well as a number of other businesses including Koubei.com, Alimama.com, Alisoft.com, and cn.yahoo.com.

- 22 -

Yahoo! Board and Management Background

Highly Experienced and Independent Board

Our Board collectively has expertise in advertising, media, and technology and in-depth knowledge and experience with Yahoo!

Highly Accomplished Board

Name	Years on Yahoo! Board	Other Positions Held
Roy Bostock, *Chairman (since 1/08)*	5	*Former Chairman and CEO*, D'Arcy Masius Benton & Bowles *Director*, Morgan Stanley, Northwest Airlines Corp. (*Chairman*) *Former Director*, BCom3 Group
Ron Burkle	6	*Managing Partner*, The Yucaipa Companies *Director*, Occidental Petroleum Corp., KB Home Corporation *Former Director*, Alliance Entertainment (*Chairman*), Golden State Foods (*Chairman*) Dominick's (*Chairman*), Fred Meyer (*Chairman*), Ralphs (*Chairman*), Food4Less (*Chairman*)
Eric Hippeau	12	*Managing Partner*, Softbank Capital *Director*, Starwood Hotels and Resorts WorldWide, Inc. *Former Director*, Ziff-Davis, Inc. (*Chairman*)
Vyomesh Joshi	3	*EVP, Imaging and Printing Group*, Hewlett-Packard Company *Former Director*, Phogenix Imaging LLC
Arthur Kern	12	*Chairman*, American Media Management, Inc. *Co-Founder and Former CEO*, American Media, Inc. *Former Investor and Director*, Digitas Inc.
Robert Kotick	5	*Chairman and CEO*, Activision, Inc.
Maggie Wilderotter	1	*CEO, President, and Chairman*, Citizens Communications Company *Director*, Tribune Company, Xerox Corporation
Gary Wilson	6	*Former EVP and CFO*, Walt Disney Co., Marriott Corp. *Director*, CB Richard Ellis Group, Inc. *Former Director*, Northwest Airlines Corp. (*Chairman*)
Jerry Yang	13	*Co-Founder, CEO and Chief Yahoo* *Director*, Yahoo! Japan, Cisco Systems, Alibaba Group

- 24 -

Experienced and Dedicated Management Team Co-founders Jerry Yang and David Filo have created a unique corporate culture that is a key factor to attracting and retaining talent Together Jerry Yang and David Filo beneficially own 133 million shares (approximately 10%) of Yahoo! and remain committed to innovation and value creation Deep pool of talented and experienced managers below the executive level Recently promoted Hilary Schneider to lead the U.S. region and Ash Patel to lead our Audience Product Division with key lieutenants under each Name Title Background / Experience Jerry Yang CEO and Chief Yahoo! Co-Founder, Yahoo! Director, Cisco Systems, Yahoo! Japan, Alibaba Group David Filo Chief Yahoo! Co-Founder and Key Technology Leader, Yahoo! Susan Decker President EVP, Head of Advertiser and Publisher Group, and CFO, Yahoo! Director of Global Research, Donaldson, Lufkin & Jenrette Director, Berkshire Hathaway, Intel, Costco Blake Jorgensen Chief Financial Officer Co-Founder, COO, and Co-Director of Investment Banking, Thomas Weisel Partners Managing Director and Principal, Montgomery Securities Aristotle Balogh Chief Technology Officer CTO, EVP, and Head of Global Product Design, Verisign, Inc.

Icahn Slate Is Not The Right Answer

Icahn Slate is Not the Right Answer ICAHN DEMANDS FACTS Propose sale to Microsoft Suspend talks with Microsoft other than full company acquisition (1) 3. Enter into Google agreement 4. Replace Jerry Yang as CEO 5. Replace / rescind change in control severance plan 1. Microsoft has confirmed it is not interested in a full acquisition, though Yahoo! remains open to a sale 2. Yahoo! agrees that a Microsoft acquisition of search only is not in stockholders' best interest Signed Google agreement creating significant value Jerry is a key driver and facilitator of our strategic plan 5. Cancelling our change in control severance plan would have destabilizing impact Icahn has ill-defined plan To date has been focused on selling the company to Microsoft Icahn misrepresents the manner in which we negotiated with Microsoft, the cost and purpose of the change in control severance plan, and our Board compensation Proposed slate is acting under agreement with Icahn under which Icahn pays each nominee a fee of $25,000 and indemnifies them Our Board remains the best and most qualified group to maximize value for Yahoo! stockholders (1) In his recent SEC filing on June 26, 2008, Mr. Icahn modified his position indicating that he would end talks with Microsoft regarding any alternatives to a full company acquisition unless the alternative can ensure a price of $33 per share or higher.

Company Involved Since Change in Stock Price Since Initial Involvement (2) Change in Stock Price Since Initial Involvement (2) Background Amylin Pharmaceuticals Inc. May 2008 ? > (10%) Has met with management on ways to enhance shareholder value Enzon Pharmaceuticals, Inc. Mar 2008 ? ~ (5%) Asked company to consider spinning off certain assets or sell altogether The Greenbrier Companies Feb 2008 ? ~5% Has asked company to combine with American Railcar industries Guaranty Financial Jan 2008 ? > (50%) Has asked to meet with management on ways to enhance shareholder value Federal-Mogul Corp. Jan 2008 ^ No change Announced its board has elected Icahn as non-executive chairman as it emerged from bankruptcy BEA Systems Sept 2007 (3) ? > 40% BEA agreed to be acquired by Oracle for $19.375/share following auction demanded by Icahn Biogen Idec Aug 2007 ? > (2%) Icahn failed to win board seats at shareholder meeting on June 19, 2008 Motorola Inc. Jan 2007 ? > (50%) Demanded share repurchases and seat on the board; unsuccessful in May 2007; subsequently demanded 4 board seats (of 12) in 2008; received 2 (of 12) seats Cyberonics, Inc. Jan 2007 ? > 10% Backed three board seat nominations from Metropolitan Capital; Cyberonics appointed the dissident nominees WCI Communities Inc. Jan 2007 ? > (90%) Launched a failed $22/share ($920mm) offer; appointed Chairman of the BOD Telik, Inc. Jan 2007 ? > (70%) May seek to hold discussions with management regarding strategy and outlook Lear Corporation Oct 2006 ? > (15%) Icahn and affiliates proposed a buyout offer at $36/share which was ultimately rejected by shareholders Time Warner Inc. Aug 2005 ? > (15%) Proposed breakup of Time Warner into four companies and larger share repurchase program; Time Warner increased share repurchase program Temple Inland, Inc. Feb 2005 ? > (50%)(4) Spun-off Guaranty Financial Group and Forestar Real Estate Group, in line with Icahn's demands Blockbuster Inc. Dec 2004 ? > (60%) Won 3 board seats; agreed to backstop Blockbuster rights offering to finance Circuit City acquisition Icahn's Recent Involvements with Public Companies Source: Company public filings, news reports. Represents all transactions outstanding or closed in 2008 in which Icahn has filed a 13D, launched a proxy contest or currently holds a board seat. (1) The companies listed here are companies in which Carl Icahn has invested in the stock and sought to obtain board membership and/or influence the strategic direction of the company. The stock prices of these companies may have fluctuated for a variety of reasons, including reasons unrelated to Mr. Icahn's involvement. Past performance of companies in which Icahn has invested may not be indicative of future performance of the same or other investments. (2) Change in stock price calculated based on the difference between share price as of 17-Jun-08 and share price 1-day prior to the first public announcement of Icahn's involvement. Acquisition completed by Oracle on April 29, 2008. Includes value returned to shareholders in connection with the spin-offs of Guaranty Financial Group and Forestar Real Estate Group. Consider Icahn's public company investments that are currently pending or ended this year (1):

The Change in Control Severance Plan: Correcting the Record Question Why did Yahoo! institute the plan? Yahoo! has always been an organization that strives to treat all of its people in a fair and equitable manner. To this end, the Board determined that it was necessary to ensure that all of our employees, not just a handful of top executives, were protected if they lost their job following a change in control. In addition, the public nature of the Microsoft offer created an environment of uncertainty inside Yahoo!. Many of our best and brightest were concerned with their future, and we received word that, because of the quality of our people, the headhunters were aggressively targeting Yahoo! employees. In addition, this uncertainty was also making our efforts at attracting top talent to Yahoo! more challenging, and when you add this to the increasing risk of losing some of our best creative minds, the Board determined that achievement of our goals of growth and innovation were at risk. The decision to adopt the plan was intended to protect the growth and prosperity of Yahoo!, while letting all of our employees know that we value their service and contributions to Yahoo!. Did Yahoo! adopt the plan to thwart a deal with Microsoft? Does having a plan like this jeopardize a potential deal in any way? No. The plan is intended to help retain valued employees and preserve the value of Yahoo! during a period of uncertainty, without acting as a barrier to a change in control. We believe retaining valued Yahoo!s would be consistent with any acquiror's goals. Can Yahoo! employees simply walk away and collect severance payments following a change in control? No. An employee is entitled to the benefits under the plan only if, following a change in control, an employee is terminated without cause or an employee leaves the company for good reason. In general, under the plan, "good reason" is limited to a reduction in annual base salary or annual target bonus opportunity, a change in work location of more than 35 miles or a substantial adverse alteration in an employee's duties or responsibilities, in each case, compared to the employee's employment terms immediately prior to a change in control. Answer

Question Mr. Icahn says this plan costs $2.4 billion. Is that what it actually costs? No. Mr. Icahn quotes the $2.4 billion estimate, taken out of context, from a complaint filed in litigation against the Board and the company. This number is necessarily based on a number of assumptions(1), including the assumption that all of Yahoo!'s employees are terminated without cause or leave for good reason following a change in control. No one believes that such an assumption is reasonable. For the record, the same preliminary analysis referenced in the lawsuit and relied on by Mr. Icahn, and using the same assumptions (including a $35 per share stock price) as those underlying the $2.4 billion figure showed that the total payout would be $845 million or $514 million, assuming that 30% or 15% of the employees, respectively, are terminated without cause or leave for good reason following a change in control. Answer (1) An estimate of the amount, if any, payable under the plan requires making assumptions about unknown facts and variables including: (1) the number of employees who terminate employment without cause or for good reason within the two years following any change in control, (2) each such employee's job level and base salary, (3) the number of equity awards held by each such employee on their respective severance date, the portion of those awards that are not otherwise vested on that date, and the applicable exercise price of any option awards, (4) the market price of the Company's common stock at the time such awards are ultimately exercised or paid, and (5) the length and level of reimbursement for health care benefits and outplacement services utilized by each such employee. The Change in Control Severance Plan: Correcting the Record (cont'd)

Question Will the Google agreement terminate if Icahn's nominees win a majority of the seats on Yahoo!'s Board? No. Google does not have the ability to simply walk away from the Google agreement if Icahn wins a proxy contest. Rather, if a majority of directors elected are from Icahn's slate, Google will have a limited right to suspend performance under the Google agreement for up to four months. Google would be required to resume performance at the end of the four-month suspension period unless either Yahoo! enters into a change of control agreement with, or our Board recommends a tender or exchange offer by, Microsoft, Time Warner or News Corporation (in which case, Google would have a separate right to suspend performance) or a change of control transaction with any third party is consummated (in which case, both Google and Yahoo! would have the right to terminate the agreement). Wouldn't a suspension of performance by Google following a victory by Icahn's slate in a proxy contest cause financial harm to Yahoo!? In the absence of Yahoo! entering into a change of control agreement or other circumstances described above, such a suspension would automatically terminate after four months. Moreover, any economic impact on Yahoo! would not be material. Yahoo! and Google voluntarily agreed to delay implementation of the agreement for up to three and a half months while the Department of Justice reviews the agreement. If the Icahn slate is elected at Yahoo!'s annual meeting of stockholders on August 1, 2008, the agreement would not even have been implemented yet. Answer The Google Agreement And The Icahn Slate: Q&A

Conclusion Unique assets and powerful and highly profitable operating model Significant progress has been made executing strategic plan Board and management have conducted deliberate and thorough process Google agreement delivers financial value to stockholders and enhances Yahoo!'s broader strategy Icahn slate not the right answer for the company We urge you to vote in support of the current Board of Directors